EMPRISE CAPITAL CORP.
1600 - 609 Granville Street
P.O. Box 10068 Pacific Centre
Vancouver, BC V7Y 1C3
Main (778) 331-8505
Fax (604) 669-3877 tollfree fax 1(866) 824-8938

REPLY TO THE ATTENTION OF: Aron Buchman
E-MAIL: abuchman@emprisecapital.com

July 6, 2010

Attention: Jay Hutton - Voice Mobility International, Inc..

Subject: Proposal for Provision of Technical and Business Advisory Services

Dear Jay,

Following our recent discussions, I am writing to set out the terms under which Emprise Capital Corporation (“Emprise”) will be pleased to provide Voice Mobility International, Inc. (“VMY”) Technical and Business Advisory Services with respect to Operations, Strategic Direction and securing of IP assets.

During the course of this engagement, Emprise will provide:

  Technical and business advisory services;

further detailed below in the Services section.

SERVICES

Understanding that the specific duties may vary within the scope and duration of the engagement, in general Emprise expects to provide the following services:

TECHNICAL AND BUSINESS ADVISORY SERVICES:

  Based on a review of the projected cash flows and discussions with management, identify strategic options and recommend to VMY a course of action to continue the commercialization or diversification of VMY Services Model;
  Assist VMY with undertaking a detailed technical evaluation of associated technologies to be deployed including advice relating to specific geographic industry legislation, technical specifications and risk evaluation;
  If appropriate, make strategic introductions or assist in negotiations with/to major corporate entities for possible joint ventures or OEM | Partnership opportunities;
  If appropriate, assist VMY with preparing the appropriate marketing documents (i.e. an Information Memorandum/Financing Plan) and make introductions to PR and Brand expertise, which will be used to solicit interest from potential investors, partners, acquirers or merger partners;
  If appropriate, initiate discussions with the qualified candidate(s) and co-ordinate all subsequent contacts, including arranging for signature of Confidentiality Agreements and coordinating the dissemination of information memoranda and other materials;

www.emprisecapital.com

  Assistance with the formal preparation of procedures and task lists to ensure that appropriate support is in place to manage risk and growth within but not limited to asset transfer, knowledge and business development activities;
  Carrying out such other similar activities as the Board of Directors of VMY may request from time to time; and
  Assume Roles and Title required by the VMY Board of Directors ; Directors will provide full indemnities and guarantees to ECC and Mr. A Buchman.
  Provide strategic advice and introductions to relevant parties based market conditions and current corporate initiatives being deployed.

FEE CALCULATION:

Emprise’s remuneration for the above services is as follows:

1.	A monthly fee in the amount of CDN$8,000 per month, payable to Emprise by VMY;

Fee will be payable monthly, for services to be rendered for the month, commencing 7 July 2010;

Upon execution Emprise will be eligible for a signing bonus equal to one month billing;

If complexity, scope or demands of the role increases or decreases, the Fee will reflect the market value of the services performed as provided by an independent market assessment made and mutually agreed as an amendment to the said contract.

EXPENSES, TAXES AND INTEREST

Emprise requires that all reasonable out of pocket costs, charges and expenses, including travel, incurred by it in the performance of its obligations under this mandate be reimbursed.

All or part of the amounts payable to Emprise pursuant to this agreement may be subject to tax (including Goods and Services Tax and applicable Provincial Sales Tax). Where such taxes are applicable, an additional amount equal to the amount of such taxes owing will be charged to and be paid by VMY.

Any amounts due and payable hereunder and outstanding for in excess of forty-five (45) calendar days shall accrue at the prevailing LIBOR one month fixing rate for US$ plus six percent (6%), compounding on a monthly basis.

ACKNOWLEDGEMENT

VMY acknowledges that:

EMPRISE shall be under no liability to VMY for, or as a result of, its acting as technical, financial and business advisor to Competitors and Clients, or the manner in which it resolves conflicts of interest deriving there from, unless Emprise has acted in any manner which is dishonest or grossly negligent.

REPORTING REQUIREMENTS

Emprise will report to VMY on a regular basis in such detail as VMY may reasonably request in connection with Emprise’s performance of its services hereunder.

VMY will provide to Emprise such information, documents, data, advice, opinions and representations as Emprise may reasonably request relating to any transaction that is the subject of this agreement. VMY represents and warrants that any information furnished to Emprise will be true, accurate and complete in all material respects and will not be misleading in any material respect and will not omit any material facts or information which might reasonably be considered to be material. VMY shall ensure that Emprise is advised on a timely basis of any material change that may be reasonably considered relevant to this agreement.

TERMINATION

If accepted, this agreement between Emprise and VMY will be in subject to termination on sixty (60) days written notice.

However, VMY may terminate this agreement without prior notice for just cause, which shall include:

1.

Emprise committing an act of bankruptcy or becoming involved in any fraud or dishonest or serious misconduct in circumstances that would, in the reasonable opinion of VMY, make Emprise unsuitable to act on behalf of VMY; and/or

2.

Emprise failing to comply with any terms of this agreement with such failure not being rectified within fifteen (15) days of receipt of notice thereof from VMY, including Emprise becoming unable to provide any of the required services.

Emprise may terminate this agreement without prior notice for just cause, which shall include:

1.

VMY committing an act of bankruptcy or becoming involved in any fraud or dishonest or serious misconduct in circumstances that would, in the opinion of Emprise, make representation of VMY by Emprise unsuitable; and/or

2.	VMY failing to comply with the terms of this agreement with such failure not being rectified within fifteen (15) days of receipt of notice from Emprise.

Notwithstanding the above, a breach under Disclosure of Engagement above shall result in Emprise’s right to terminate this agreement immediately and without notice.

If this agreement is terminated for any reason, Emprise shall be entitled to receive, and VMY shall pay, Emprise’s fees and reimbursable expenses to the date of termination.

SEVERABILITY

If any provision of this agreement is held invalid or unenforceable, in whole or in part, such provision shall be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the remaining provisions hereof.

BINDING AGREEMENT

If you are in agreement with the terms of this proposal as outlined herein, please indicate your agreement by signature below, at which time this proposal shall become a binding agreement between the parties and shall be governed by and construed in accordance with the laws of British Columbia.

Yours very truly,

EMPRISE CAPITAL CORP

“Aron Buchman “

AGREED AND ACCEPTED dated this 6 day of July, 2010 on behalf of:

Voice Mobility International, Inc

“Jay Hutton”
__________________________________
Jay Hutton